Exhibit 5.1

February 1, 2018

FTS International, Inc.
777 Main Street, Suite 2900

Fort Worth, Texas  76102

Re:	Registration Statement on Form S-1, as amended (No. 333-215998)
Relating to the Initial Public Offering of up to
22,425,000 shares of Common Stock of FTS International, Inc.

Ladies and Gentlemen:

We are acting as counsel for FTS International, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of (i) up to 18,076,516 shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company and (ii) up to 4,348,484 shares (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) of Common Stock by the stockholder of the Company named in the Registration Statement (as defined below) (the “Selling Stockholder”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), proposed to be entered into by and among the Company, the Selling Stockholder, and Credit Suisse Securities (USA), LLC and Morgan Stanley & Co. LLC, acting as the representatives of the several underwriters to be named in Schedule A to the Underwriting Agreement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Primary Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.                                      The Secondary Shares are validly issued, fully paid and nonassessable.

In rendering the opinion expressed in paragraph 1 above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Primary Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Primary Shares are issued and delivered by the Company. In rendering the opinion expressed in paragraph 1 above, we have also assumed that the Company will issue and deliver the Primary Shares after filing of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, to be effective upon completion of the Company’s initial public offering, in the form approved by us and filed as an exhibit to the Registration Statement on Form S-1, as amended (No. 333-215998) (the “Registration Statement”), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”).

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day